EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Sealed Air Corporation (US) (“SAC”) with an office at 200 Riverfront Boulevard, Elmwood Park, NJ 07407 and Robert A. Pesci (“Pesci”).

WHEREAS, Pesci resigned his positions as a Senior Vice President of Sealed Air Corporation, SAC’s parent company, and as President of SAC’s Protective Packaging Business Unit in 2009 but has continued as an employee of SAC since then;

WHEREAS, SAC desires Pesci to continue his employment through December 31, 2010, and Pesci desires to continue his employment during the same period;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.               The parties understand and agree that this Agreement is contingent on the approval of the Organization and Compensation Committee of the Board of Directors of Sealed Air Corporation, SAC’s parent company, (“Sealed Air”) and upon such approval the Agreement shall be effective upon such approval and will continue through December 31, 2010.  This Agreement may be extended by mutual agreement for an additional period of not more than six months at a reduced compensation level.

2.               SAC agrees to employ Pesci and Pesci accepts employment by SAC on the terms and conditions of this Agreement.  During the term of this Agreement, Pesci will provide such services as may be assigned by the President of SAC or his designee, which may include serving as the President and a Manager of SAC affiliate Biosphere Industries LLC, subject to Pesci’s performance of his duties and services in a manner acceptable to the President of SAC as determined in the President’s sole discretion.

3.               During the term of this Agreement Pesci shall continue to be entitled to receive the same salary as he was receiving at the end of 2009.  He will also be entitled to participate in the employee benefits programs that he participated in at the end of 2009 on the terms that are offered to employees of SAC generally, with the exception of the programs that are specifically addressed in this Employment Agreement.  Without limiting the foregoing, Pesci shall be entitled to receive a 2009 bonus under the terms of the Annual Incentive Plan, including the Stock Leverage Opportunity provision in accordance with his election made for the 2009 performance year.  Pesci shall be eligible to receive a bonus for his performance during 2010 that will not be provided under the Sealed Air Corporation Annual Incentive Plan.  The bonus target, performance metrics and goals applicable to Pesci’s 2010 bonus shall be mutually agreed by Pesci and the President of SAC.

4.               In consideration for SAC’s agreement to continue to employ Pesci through the term of this Agreement, Pesci agrees that he will be considered to have retired on December 31, 2009 for the purposes of determining the pro rata portions of Pesci’s Sealed Air Corporation Performance Share Units Award Grant 2009-2010 and Sealed Air Corporation Performance Share Units Award Grant 2009-2011 that Pesci will receive following the end of the respective Performance Periods under each of those Award Grants.

5.               Pesci shall continue to have use of his Company car during the term of this Agreement.

6.               Pesci agrees that, in consideration for SAC’s agreement to employ Pesci through the term of this Agreement, while employed, and during and for two years following termination of the his employment with SAC and its affiliates, including Biosphere Industries LLC (collectively “the Company”), he shall not, without the written consent of the President of SAC or the President of Sealed Air, (i) either directly or indirectly compete with or in any way engage his talents for the benefit of a competitor of the Company in any capacity related directly or indirectly to any aspect of his past, present or future employment with the Company or (ii) act as an officer, director, employee, consultant, partner or stockholder owning more than five percent of a corporation, business or enterprise that is in the business of designing, developing, manufacturing, selling, servicing or promoting a product that competes with any of the products manufactured, sold or under development by the Company during Pesci’s employment by the Company.  Pesci acknowledges and represents that his background and experience adequately qualify him to engage in other profitable lines of endeavor and that he will not be subject to undue hardship by reason of this non-competition commitment.  The Company, at its sole discretion, may elect to release Pesci from his obligations under this Paragraph 6 after termination of employment by the Company, which election shall be provided in writing signed by the President of SAC or the President of Sealed Air no later than 60 days after the termination of Pesci’s employment with the Company.

7.               This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to that State’s conflict of laws provision.

/s/ Robert A. Pesci	2/13/10
Robert A. Pesci	Date

For Sealed Air Corporation (US)

/s/ William V. Hickey	2/18/10
William V. Hickey	Date
President